Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S‑8 (No. 333-169338) of Williams Partners L.P. (formerly known as Access Midstream Partners L.P.) of our report dated February 21, 2014, except for Note 16 to the consolidated financial statements appearing under Item 8 of the Partnership’s 2013 Annual Report on Form 10-K/A (not presented herein), as to which the date is March 3, 2014, and except for the effects of the capital structure change described in Note 1, as to which the date is February 25, 2015 relating to the financial statements of Williams Partners L.P. (formerly known as Access Midstream Partners L.P.) as of and for the years ended December 31, 2013 and 2012, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Tulsa, Oklahoma
February 25, 2015